Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 (SEC File No. 333-262446) of CĪON Investment Corporation of our report dated March 9, 2022, relating to the consolidated financial statements of CĪON Investment Corporation, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ RSM US LLP

New York, New York
March 9, 2022